FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FOURTH QUARTER

AND FULL YEAR 2009 RESULTS

CRANBURY, New Jersey – (February 17, 2010) – Innophos Holdings, Inc. (NASDAQ:  “IPHS”), a leading specialty phosphates producer in North America, today announced its financial results for the fourth quarter and full year 2009.

Fourth Quarter Results

•         Net sales for the fourth quarter 2009 were $147 million compared to $216 million for the same period in 2008.  Selling prices were well below the peak level of Q408 and accounted for $66 million of the $69 million sales decline, while the pace of sequential quarterly price declines continued to slow.  Average prices for the quarter were still 42% above Q407, a baseline quarter prior to the raw material run-up of 2008.  Volumes (excluding commodity fertilizer co-products, primarily GTSP) were up 7% sequentially, while year over year volume and mix variance was down just 1% for the quarter compared to a decline of 36% for the cumulative first three quarters.

•         Operating income for the fourth quarter 2009 was $19 million versus $73 million for the comparable period in 2008, primarily from lower selling prices.

•         Net income for the fourth quarter 2009 was $5 million or $0.23 per share (diluted), compared to $59 million or $2.71 per share (diluted) for the same period in 2008.

•         The effective tax rate in the fourth quarter 2009 was higher than in prior quarters, primarily due to exchange rate effects on deferred taxes in the Mexican subsidiaries, with an effect of $0.12 per share.

•         Cash generation continued to be strong with net debt reduced by $8 million in the fourth quarter 2009 compared to $3 million for the same period in 2008.

2009 Results

•         Net sales in 2009 were $667 million compared to a record $935 million for 2008.  Average yearly prices were similar to 2008 with lower volume and mix accounting for $260 million of the $268 million decline.

•         Operating income for 2009 was $134 million compared to the peak of $299 million for 2008.  U.S. & Canada achieved a profit improvement on 2008 despite weaker volumes.  Mexico operating income was down sharply, due to lower selling prices and volumes, with the business significantly disadvantaged versus market price raw material costs in the period.

•         Net income for 2009 was $68 million or $3.10 per share (diluted), compared to $207 million or $9.54 per share (diluted) for 2008.

•         Cash generation was strong throughout 2009 and the year-end balance sheet demonstrates healthy liquidity.  Net debt at the end of the fourth quarter 2009 was $114 million compared to $257 million at December 31, 2008.  Capital expenditures for 2009 were $20 million.

Randy Gress, CEO of Innophos, commented on the results,”2009 has been a year of substantial strategic progress for Innophos, and we are well placed as we begin 2010. Our mix has improved significantly, contributing to stronger margins versus 2007, and I am confident we are near the end of the recent phase of price declines.  We faced 2009 recessionary pressures, as did companies in many other manufacturing industries, but our volume trends going into 2010 are very encouraging.  We are making good progress in delivering our supply chain diversification strategy and we should benefit from enhanced manufacturing capability and food grade acid capacity in Mexico.  Finally, with net debt less than half the level of a year ago we have considerable flexibility going forward to make appropriate investments in our business.”

Segment Results full year and fourth quarter 2009 versus 2008

United States

•         Selling prices were favorable overall for 2009 versus 2008 and partially offset lower volume and mix in the first three quarters, resulting in a sales decline of 5% year on year.  Fourth quarter 2009 net sales decreased 18% versus fourth quarter 2008, with lower selling prices partially offset by higher volume and mix.

•         Operating income for 2009 was up $3 million on 2008 to $112 million.  Fourth quarter 2009 operating income, at $18 million, was $28 million below the record fourth quarter 2008.

Mexico

•         Net sales decreased 60% in 2009 and 57% in the fourth quarter 2009 versus the comparative 2008 periods, in both cases on lower selling prices and lower volumes.

•         Mexico recorded operating income of $8 million in 2009, significantly below the record $184 million recorded in 2008.  Impacts on operating income from the revenue decline, higher raw material costs and legal expenses associated with the arbitration over the OCP rock supply contract were partially offset by successful structural improvements in fixed costs which exceeded targets without any loss in efficiency.  Operating income for the fourth quarter 2009 broke even compared to a profit of $28 million for the fourth quarter 2008.

Canada

•         Net sales for the year 2009 were 2% below full year 2008.  Fourth quarter 2009 sales were down 22% on fourth quarter 2008.

•         Operating income for 2009 was $15 million, an improvement of $8 million over full year 2008.  Higher average selling prices were the primary reason for the full year profit improvement.  Fourth quarter 2009 operating income of $1 million represented a $2 million improvement versus fourth quarter 2008, primarily due to favorable raw material costs.

Recent Trends and Outlook

On a sequential basis, fourth quarter 2009 volumes (excluding commodity fertilizer co-products, primarily GTSP) increased by an encouraging 7%.  U.S. and Canada was up slightly, while Mexico increased by 25%.  Selling prices declined 6% sequentially, with higher rates of decline than expected in Purified Phosphoric Acid and STPP.  Overall, however, the slowing rate of decline was confirmed, and the outcome did not change management’s view of where pricing will stabilize at the end of this cycle.  Fourth quarter 2009 raw material cost structure increase was $6 million sequentially.  Mexico continued to make good progress in delivering lowered, restructured fixed costs, although legal fees relating to the rock supply contract arbitration again affected results.

Management currently expects first quarter 2010 volumes (excluding commodity fertilizer co-products, primarily GTSP) to increase on a sequential basis at a similar rate to the fourth quarter 2009 sequential improvement, again driven by Mexico, and overall expects the business to deliver the first quarter of year over year volume growth since 2007.

Selling prices in the first quarter 2010 are expected to decline sequentially at a moderately lower rate than the one experienced in the fourth quarter 2009.  Beyond the first quarter 2010, management believes the correction related to the fall in commodity prices in early 2009 will have run its course, and that Innophos will have achieved an improvement in the margins of its U.S. and Canadian businesses over this cycle.  While it is difficult to predict whether recent increases in the price of phosphate fertilizers and Chinese exports will be sustained, Innophos has begun to implement price increases on some less specialized products.  Specifically for GTSP, higher prices should allow the business to make a small profit on co-product sales versus a loss in 2009.

The Company expects its U.S. and Canada raw material cost structure to adjust down in 2010 reflecting current market conditions, and by the second quarter, this benefit is expected to fully offset the expected first quarter 2010 selling price decline.  However, normal inventory-related lags between purchases and cost of sales likely will result in minimal expected benefit from lower raw materials in the first quarter 2010.

Under the terms of the existing rock supply contract with OCP, Innophos Mexicana will continue purchasing rock from OCP during the first nine months of 2010 at prices lower than 2009, but still adverse to market.  Management expects the Mexican business in 2010 to build on the significant progress made in the fourth quarter 2009 in restoring its market position and to be well placed to benefit when it returns to market-based sourcing costs at the latest in the fourth quarter 2010.

Capital expenditures for 2010 are expected to be in the $30 to $35 million range.  Major items of expenditure are anticipated to include: completion of the Mexican food grade acid expansion; incremental improvements to existing Mexican food grade salts capability; completion of the ERP project; additional debottlenecking and expansion of food grade salts capability in Canada and various U.S. locations; and finally, investment to enhance Mexico’s capability to store, handle and process multiple grades of rock consistent with the Company’s supply chain diversification strategy.  Management continues to make progress in executing its phosphate sourcing strategy, which will take effect with the end of the current rock contract, and is actively negotiating with several suppliers for rock sourcing agreements beginning in September 2010.

Taxes

The Company’s overall effective tax rate in the quarter was 61% compared to 36% for the first nine months of 2009.  The primary causes of the higher rate were the impacts on deferred taxes of a strengthening Mexican peso versus the U.S. dollar and the recently enacted increase in Mexican corporate tax rates for 2010.  In addition, exchange rate movements and lower taxable profits resulted in a small additional tax liability under the Mexican alternative minimum tax (IETU) rules.  These adverse variances more than offset a favorable enacted tax rate change in Canada.  Management expects 2010 Company-wide effective tax rates to approximate 36% to 38% at constant exchange rates.

Legal

In the ongoing arbitration between Innophos Mexicana and OCP, S.A., phase 1 of the tribunal hearings was conducted in November and focused on resolution to 2008 and 2009 pricing.  At this point, no interim ruling is expected on the pricing phase prior to overall resolution of the case.  Although 2010 pricing is not part of the arbitration, the interpretations in the panel’s ruling are likely to affect the calculation of the final 2010 price.  As a result, Innophos plans to book 2010 inventory at management’s expectation of the most likely arbitration outcome until such time as further information is available.   Management believes the most likely outcome for 2008 and 2009 is a favorable price adjustment for Innophos, though it remains reasonably possible, as previously reported, that the outcome will be adverse for these years.

As reported earlier, OCP’s request for $68.4 million security for counterclaims was denied by the tribunal on December 29, 2009.  The hearings on OCP’s counterclaims are scheduled for July of this year.  Later this month, OCP is expected to file its brief and written testimony in support of its counterclaims, most likely including its claim for damages.  OCP’s calculation for counterclaims is not known at this time, but its claim for damages could be higher or lower than the security previously requested.

Management continues to regard any liability to OCP on its counterclaims asserting a minimum purchase requirement to be either remote or reasonably possible, with the most likely outcome of zero liability.  In the final award, the price to be used to value any counterclaims will be determined by the outcome of the pricing phase of the hearings.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.                                               Breakstone Group

Investor Relations: (609) 366-1299                            Maura Gedid

investor.relations@innophos.com                             646-452-2335

Conference Call Details

The conference call is scheduled for Thursday, February 18, 2010 at 10:00 am ET and can be accessed by dialing 888-713-4216 (U.S.) or 617-213-4868 (international) and entering passcode 29348676.  Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call.  A replay will be available between 1:00 pm ET on February 18 and 1:00 pm ET on February 24, 2010.  The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 46525811.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon fourth-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Fourth Quarter

Segment Reporting – Fourth Quarter

The company reports its operations in three segments—United States, Mexico and Canada, each of which sells the entire portfolio of products.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

Price / Volume – Fourth Quarter

The Company calculates pure selling price dollar variances as the selling price for the current period minus the selling price for the prior period, and then multiplies the resulting selling price difference by the prior period volume.  The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change.  Volume/mix variance is calculated as the total sales variance minus the selling price variance.

The following tables illustrate for the three months ended December 31, 2009 the percentage changes in net sales by reportable segments and by major product lines compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

Summary Profit & Loss Statement – Full Year

Segment Reporting – Full Year

The company reports its operations in three segments—United States, Mexico and Canada, each of which sells the entire portfolio of products.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

Price / Volume – Full Year

The Company calculates pure selling price dollar variances as the selling price for the current period minus the selling price for the prior period, and then multiplies the resulting selling price difference by the prior period volume.  The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change.  Volume/mix variance is calculated as the total sales variance minus the selling price variance.

The following tables illustrate for the year ended December 31, 2009 the percentage changes in net sales by reportable segments and by major product lines compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

Summary Cash Flow Statement

Summary Balance Sheets

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP.  The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.